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As filed with the Securities and Exchange Commission on August 8, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8
TO REGISTRATION STATEMENT
ON FORM S-4 UNDER
THE SECURITIES ACT OF 1933

EXPEDIA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13810 SE Eastgate Way, Suite 400 Bellevue, Washington 98005 (Address of Principal Executive Offices Including Zip Code)	20-2705720 (I.R.S. Employer Identification No.)
EXPEDIA, INC. 2005 STOCK AND ANNUAL INCENTIVE PLAN, EXPEDIA, INC. 401(K) RETIREMENT SAVINGS PLAN and EXPEDIA, INC. DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS (Full Title of the Plans)
Keenan M. Conder Senior Vice President, General Counsel and Secretary Expedia, Inc. 13810 SE Eastgate Way, Suite 400 Bellevue, Washington 98005 (Name and Address of Agent For Service)
(425) 564-7200 (Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)

Expedia Common Stock, par value $0.001 per share(1)	63,302,461	$23.26	$1,472,415,243	$36,411.47

(1)
This Post-Effective Amendment No. 1 covers a total of 63,302,461 shares, of which 62,002,461 shares of the Registrant's common stock are issuable upon exercise of stock options or otherwise in connection with grants of equity-based awards under the Expedia, Inc. 2005 Stock and Annual Incentive Plan (50,002,461 of which shares of the Registrant's common stock were originally registered on its Registration Statement on Form S-4 (File No. 333-124303-01), as amended (the "Form S-4"), and 12,000,000 of which are first registered on this Post-Effective Amendment No. 1), 100,000 shares of the Registrant's common stock are issuable under the Expedia, Inc. Deferred Compensation Plan for Non-Employee Directors, and 1,200,000 shares of the Registrant's common stock are issuable under the Expedia, Inc. 401(k) Retirement Savings Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the Expedia, Inc. Retirement Savings Plan.

(3)
Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices per share for Expedia, Inc. Common Stock trading on a "when issued" basis on the Nasdaq National Market as of August 5, 2005, which were $23.22 and $23.30, respectively. The 54,332,310 shares of the Registrant's common stock issuable under the Expedia, Inc. 2005 Stock and Annual Incentive Plan that were originally registered on the Form S-4 have been excluded from this calculation because the registration fees payable in connection with such shares of common stock were paid at the time of the filing of the Form S-4.

INTRODUCTION

        On August 9, 2005, IAC/InterActiveCorp ("IAC") expects to complete a reclassification of its capital stock that will result in holders of IAC capital stock having the right to receive a proportionate amount of the capital stock of Expedia, Inc., a Delaware corporation ("Expedia" or the "Registrant"). Pursuant to that transaction, Expedia will be spun-off as an independent, separately traded public company (the "Spin-Off"). This Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (the "Registration Statement") is filed by Expedia, and relates to a total of 63,302,461 shares of the Registrant's common stock, of which 62,002,461 shares are issuable upon exercise of stock options or otherwise in connection with grants of equity-based awards under the Expedia, Inc. 2005 Stock and Annual Incentive Plan (50,002,461 of which shares were originally registered on the Form S-4 and 12,000,000 of which are first registered on this Post-Effective Amendment No. 1), 100,000 shares of the Registrant's common stock are issuable under the Expedia, Inc. Deferred Compensation Plan for Non-Employee Directors, and 1,200,000 shares of the Registrant's common stock are issuable under the Expedia, Inc. 401(k) Retirement Savings Plan (each, a "Plan" and together, the "Plans").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The documents listed below are incorporated by reference in this Registration Statement. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

        The following documents previously filed by Expedia with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act, are hereby incorporated by reference into this Registration Statement:

          (a)   The proxy statement/prospectus filed on June 17, 2005, as part of a Registration Statement on Form S-4 (File No. 333-124303-01) under the Securities Act of 1933, as amended (the "Securities Act"), which contains audited combined financial statements of the Registrant for the most recent fiscal year for which such statements have been filed;

          (b)   Expedia's Current Report on Form 8-K filed on July 14, 2005; and

          (c)   The description of Expedia common stock contained in the Registration Statement on Form 8-A filed on July 19, 2005, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        The Registrant's Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Amended and Restated By-Laws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant's Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant's Amended and Restated By-Laws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions and, to the extent such officers and directors serve as executive officers or directors of subsidiaries of the Registrant, consistent with the indemnification provisions of the charter documents of such subsidiaries. The Registrant has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 145 of the General Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

        The Registrant has submitted or intends to submit the plan documents as amended and restated and all amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify each plan named herein.

Item 9.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 8th day of August, 2005.

Expedia, Inc.
By:	/s/ DARA KHOSROWSHAHI* Name: Dara Khosrowshahi Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of August 8, 2005:

/s/ DARA KHOSROWSHAHI* Dara Khosrowshahi	Chief Executive Officer
/s/ MARK S. GUNNING Mark S. Gunning	Chief Financial Officer
/s/ THOMAS J. MCINERNEY Thomas J. McInerney	Director
/s/ GREGORY R. BLATT Gregory R. Blatt	Director
*By:	/s/ KEENAN M. CONDER Keenan M. Conder Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, the administrator of the Expedia, Inc. 401(K) Retirement Savings Plan has duly caused this Registration Statement to be signed on the Plan's behalf by the undersigned, thereto duly authorized, in the City of Bellevue, State of Washington on the 8th day of August, 2005.

EXPEDIA, INC. 401(K) RETIREMENT SAVINGS PLAN
By:	EXPEDIA, INC., a Washington corporation Plan Administrator
By:
/s/ KEENAN M. CONDER Name: Keenan M. Conder Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1
Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant's Registration Statement on Form S-4, as amended (File No. 333-124303-01), filed with the Commission on June 17, 2005)
4.2
Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.8 of the Registrant's Registration Statement on Form S-4, as amended (File No. 333-124303-01), filed with the Commission on June 17, 2005)
4.3
Form of Expedia, Inc. Warrant Agreement Form of Warrant Agreement (incorporated by reference to Exhibit 4.4 of the Registrant's Registration Statement on Form S-4, as amended (File No. 333-124303-01), filed with the Commission on June 13, 2005)
4.4
Form of Certificate of Designations for Series A Cumulative Convertible Preferred Stock of Expedia, Inc. incorporated by reference to Exhibit 4.7 of the Registrant's Registration Statement on Form S-4, as amended (File No. 333-124303-01), filed with the Commission on June 13, 2005)
4.5
Expedia, Inc. Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.6 of the Registrant's Registration Statement on Form S-4, as amended (File No. 333-124303-01), filed with the Commission on June 13, 2005)
4.6	Expedia, Inc. 2005 Stock and Annual Incentive Plan, effective as of August 8, 2005
5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares
23.1	Consent of Ernst & Young LLP, registered public accounting firm for Ask, Jeeves, Inc.
23.2	Consent of Ernst & Young LLP, registered public accounting firm for IAC/InterActiveCorp
23.3	Consent of Ernst & Young LLP, registered public accounting firm for Expedia, Inc.
23.4	Consent of Ernst & Young LLP, registered public accounting firm for TripAdvisor, Incorporated
23.5	Consent of Ernst & Young LLP, registered public accounting firm for Vivendi Universal Entertainment LLLP
23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)
24.1	Power of Attorney

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INTRODUCTION
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX